Exhibit 99.2

STATE STREET CORPORATION

TANGIBLE COMMON EQUITY AND TIER 1 COMMON RATIOS

As of Period End

The ratio of tangible common equity to adjusted tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

The ratio of tangible common equity to risk-weighted assets, or TCE/RWA ratio, is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

The tier 1 risk-based common, or tier 1 common, ratio is calculated by dividing tier 1 capital less non-common elements, including qualifying trust preferred securities, by total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced in May 2009. Management is currently monitoring this ratio, along with the other capital ratios, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors.

The table set forth below presents the calculations of State Street’s ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
(Dollars in millions)		September 30, 2010	December 31, 2009
Consolidated Total Assets		$172,964	$157,946
Less:
Goodwill		5,521	4,550
Other intangible assets		2,812	1,810
Excess reserves held at central banks		20,217	21,731

Adjusted assets		144,414	129,855
Plus:
Deferred tax liability		803	521

Total tangible assets	A	$145,217	$130,376

Consolidated Total Common Shareholders’ Equity		$17,569	$14,491
Less:
Goodwill		5,521	4,550
Intangible assets		2,812	1,810

Adjusted equity		9,236	8,131
Plus deferred tax liability		803	521

Total tangible common equity	B	$10,039	$8,652

Tangible common equity ratio	B/A	6.9%	6.6%
Ratio of tangible common equity to total risk-weighted assets	B/D	13.3%	12.8%
Tier 1 capital		$11,964	$12,005
Less:
Trust preferred securities		1,450	1,450

Tier 1 common capital	C	$10,514	10,555

Total risk-weighted assets	D	75,625	67,691
Ratio of tier 1 common capital to total risk-weighted assets	C/D	13.9%	15.6%

STATE STREET CORPORATION

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the United States, or GAAP.

State Street presents financial information on an “operating” basis as well as a GAAP, or reported, basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP.

The table set forth below presents a reconciliation of State Street’s selected consolidated reported results to operating-basis results. Operating-basis results for 2009 have been adjusted to exclude discount accretion associated with the May 2009 consolidation of the asset-backed commercial paper conduits. Consequently, these operating-basis results may differ from previously disclosed operating-basis results for the same period.

(Dollars in millions, except per share amounts)	Year Ended December 31, 2009
	Reported Results	Adjustments		Operating- Basis Results
Total fee revenue	$5,935			$5,935
Net interest revenue	2,564	$(502	)(2)	2,062
Gains (Losses) related to investment securities, net	141	—		141

Total revenue	8,640	(502)		8,138
Provision for loan losses	149	—		149
Total expenses	5,966	(299	)(3)	5,667

Income before income tax expense and extraordinary loss	2,525	(203)		2,322
Income tax expense (benefit)	722	(157	)(4)	565
Tax-equivalent adjustment	—	126	(1)	126

Income before extraordinary loss	1,803	(172)		1,631
Extraordinary loss, net of tax	(3,684)	3,684		—

Net income (loss)	$(1,881)	$3,512		$1,631

Adjustments to net income (loss):
Prepayment of preferred stock discount	$(106)	$106	(5)	$—
Dividend on preferred stock	(46)	—		(46)
Accretion of preferred stock discount	(11)	—		(11)

	(163)	106		(57)

Net income before extraordinary loss available to common shareholders	$1,640	$(66)		$1,574

Net income (loss) available to common shareholders	$(2,044)	$3,618		$1,574

Diluted earnings per common share before extraordinary loss	$3.46	$(.14)		$3.32
Diluted earnings (loss) per common share	(4.31)	7.63		3.32
Average diluted common shares outstanding (in thousands)	474,003	474,003		474,003

(1)	Represents tax-equivalent adjustment, which is not included in reported results.
(2)

Represents tax-equivalent adjustment of $126 million, which is not included in reported results, net of $7 million of net interest revenue associated with the AMLF and $621 million of discount accretion related to a portion of the aggregate difference between the fair value and the par value of the asset-backed commercial paper conduits’ investment securities on the date of consolidation of the conduits onto the balance sheet.

(3)

Represents $250 million provision for legal exposure associated with certain fixed-income strategies managed by SSgA and $49 million of merger and integration costs recorded in connection with the July 2007 acquisition of Investors Financial.

(4)	Represents net tax effect of adjustments to reported results.
(5)	Represents prepayment of the preferred stock discount in connection with the June 2009 redemption of the U.S. Treasury’s preferred stock investment under the TARP Capital Purchase Program.